Exhibit 99.1

ACUSPHERE, INC. REPORTS Q3 2006 FINANCIAL RESULTS
AND ACCOMPLISHMENTS

Watertown, MA, November 14, 2006 — Acusphere, Inc. (NASDAQ: ACUS) today reported financial results for the quarter ended September 30, 2006 and commented on operational progress. The Company indicated that its primary focus during the three months ended September 30, 2006 was on positioning the Imagify™ RAMP-2 trial for success by training the RAMP-2 echo blinded readers with recently unblinded RAMP-1 images. Imagify is an ultrasound contrast agent designed to screen for coronary heart disease, the leading cause of death in the U.S.  Imagify-enhanced ultrasound is being evaluated in two Phase 3 clinical trials, RAMP-1 and RAMP-2, designed to demonstrate non-inferiority to nuclear stress tests, the leading imaging technique used to screen for coronary heart disease.

Operating Progress

During the third quarter ended September 30, 2006, the Company studied the results of its RAMP-1 trial; created a training program for echo blinded readers using 100 images from the recently completed RAMP-1 trial; and trained the RAMP-2 echo blinded readers to read more aggressively for sensitivity. Subsequently, the Company tested the results of this training.   In October, the Company announced that the training results demonstrated that all three RAMP-2 echo blinded readers had successfully increased their sensitivity while maintaining accuracy levels.  Based on these training results, all three echo blinded readers read aggressively, which means their sensitivity was higher than specificity.  The three echo blinded readers in the RAMP-2 trial have begun reading the RAMP-2 images.  The Company expects to report RAMP-2 results in the second quarter of 2007.

Following production of commercial scale development batches in the second quarter of 2006, the Company reported that it continues to make progress with respect to qualifying its commercial manufacturing facility under good manufacturing practices (cGMPs). The Company expects that these qualification efforts should be ready to support the Company’s plan to submit an NDA for Imagify in the second half 2007.

During the third quarter, Dr. Jonathan Jaffe joined the Company as Vice President of Medical Affairs. Dr. Jaffe is a board certified cardiologist and most recently was at Merck where he was responsible for cardiology medical affairs.

“The recent training results have increased our confidence in the prospects for RAMP-2. With newly trained echo blinded readers, we are confident that the sensitivity of Imagify enhanced stress echo will be non-inferior to nuclear stress in RAMP-2. These expected RAMP-2 results, in combination with the non-inferior accuracy and superior specificity demonstrated in RAMP-1, should provide a strong rationale for regulatory approval,” stated Sherri C. Oberg, President and CEO of Acusphere. “We believe that Imagify can provide a compelling alternative to nuclear stress testing and we continue to prepare the company in support of a broad commercial opportunity.”

Financial Results

The Company’s financial results for the quarter ended September 30, 2006 are summarized in the accompanying table and detailed in Acusphere’s Form 10-Q to be filed today with the U.S. Securities and Exchange Commission.

Reflecting the Company’s primary focus on the success of Imagify, the majority of operating results in the third quarter reflect Imagify related activities, including costs associated with the RAMP-2 clinical trial and qualification of a commercial manufacturing facility for Imagify.  Operating expenses in the third quarter of 2006 totaled $12.9 million, of which $10.0 million related to research and development.  The $12.9 million in total operating expenses includes $2.5 million for depreciation and amortization expense and $0.7 million for stock-based compensation expense.  The Company’s $2.3 million increase in total operating expenses between Q3 2006 and the same quarter of 2005 primarily resulted from a $1.9 million increase in depreciation expense.

The Company’s net loss for the third quarter of 2006, after $0.6 million in dividends on outstanding preferred stock, was $13.3 million, or $0.46 per common share, compared to $10.4 million, or $0.58 per common share, for the same period in the previous year. Weighted average common shares outstanding in the third quarter of 2006 were approximately 28.8 million, compared to approximately 17.9 million in the prior year period.

The Company’s net change in cash and short-term investments, or net cash burn, in the third quarter of 2006 was $10.0 million. The majority of this net cash burn was incurred from operating activities which include Imagify clinical trials and manufacturing-related costs.

As of September 30, 2006, the Company’s balance sheet reflects $85.5 million in total assets, including $47.6 million in cash and short-term investments, which compares to $51.1 million as of December 31, 2005.  The Company estimates that its cash balance at the end of 2006 will be approximately $35 million.

The Company in the third quarter of 2006 continued to defer recognition of $6.0 in future collaboration revenues from the initial license fees paid previously to the Company by its European partner, Nycomed.

As of September 30, 2006, there were approximately 28.8 million shares of the Company’s common stock outstanding and approximately 5.3 million common stock equivalents outstanding underlying the Company’s outstanding preferred stock, excluding dividends.

Conference Call Information

Acusphere plans to hold a conference call with investors today, Tuesday, November 14, 2006, commencing at 11:00 a.m. (Eastern Time). The conference call will include discussion of the Company’s operating results, financing results, priorities, and other operational matters and disclosures followed by answers to investor questions.  The conference may be heard live via the investor relations section of the Company’s website at www.acusphere.com or by dialing 1-866-202-1971, using the confirmation code: 41716214. For participants dialing in from outside the U.S. please call 1-617-213-8842 using the same confirmation code. After the conference call, a replay of the call will be made available via the Company’s web site and telephone replay by dialing 1-888-286-8010, or internationally 1-617-801-6888, using the confirmation code: 70740375.

About Imagify™ (perflubutane polymer microspheres) injectable suspension

Imagify (pronounced i-maj’-i-fī), formerly known as AI-700, is an investigational ultrasound contrast agent in Phase 3 clinical development, designed to provide physicians with valuable information on myocardial perfusion. Acusphere is developing Imagify to enable stress echo to assess myocardial perfusion and compete more effectively with nuclear stress testing, the leading procedure for detecting coronary heart disease. The Company believes that Imagify enhanced ultrasound has the potential to be a cost effective and convenient method to screen for coronary heart disease. An estimated 11.9 million procedures are done each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States and the Company estimates that the U.S. commercial opportunity for Imagify approaches $2.4 billion. Imagify was designed to be used with commercially available ultrasound equipment and established imaging techniques and has been studied in more than 1000 patients to date.

Glossary of Terms Used Above

Accuracy: the ability to correctly diagnose all the patients in the study.

Blinded Readers: physicians with expertise in reading stress echo images (echo blinded reader) or nuclear stress images (nuclear blinded reader). The physicians have access to no clinical information about the patient, and so blinded reading is much more difficult than reading in the normal clinical setting, where physicians have access to patient history, symptoms and other test results.

Non-inferiority: a statistical type of trial analysis, which is designed to show that one test is comparable to another test, within a certain statistical margin of error.

RAMP-1 and RAMP-2:  The two pivotal Phase 3 trials conducted by Acusphere to assess the safety and efficacy of Imagify.  The purpose of these trials is to demonstrate that stress echo with Imagify™ is non-inferior to nuclear stress testing.   RAMP is an abbreviation of Real-time Assessment of Myocardial Perfusion with echocardiography.

Sensitivity: The ability to correctly diagnose patients with confirmed disease.

Specificity: The ability to correctly diagnose patients confirmed to be without disease.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology.  Acusphere’s three initial product candidates are designed to address large unmet clinical needs within cardiology, oncology and asthma.  These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs.  Acusphere’s lead product candidate, Imagify, is a cardiovascular drug in Phase 3 clinical development.  For more information about Acusphere visit the Company’s web site at www.acusphere.com. “Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the successful completion of clinical trials, including the likelihood of regulatory approval, the ability of echo blinded readers to read at higher levels of sensitivity while maintaining accuracy and acceptable specificity, upcoming milestone timing, capital requirements, commercial prospects for the Company’s product candidates and qualification of a commercial manufacturing facility. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere’s Phase 3 clinical trials for Imagify and uncertainties regarding the number of patients required to complete the Phase 3 clinical trials, future capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events

ACUSPHERE, INC.

FINANCIAL HIGHLIGHTS

— In Thousands (except per share data) —

CONDENSED CONSOLIDATED OPERATING RESULTS

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Collaboration revenue	$12	$857	$1,115	$2,571
Operating expenses:
Research and development	9,993	8,856	42,507	31,761
General and administrative	2,943	1,747	8,537	5,608
Total operating expenses	12,936	10,603	51,044	37,369
Interest and other income	125	55	224	404
Change in valuation of derivative	57	(20)	633	1,368
Net loss	($12,742)	($9,711)	($49,072)	($33,026)
Dividends on preferred stock	(593)	(731)	(1,787)	(1,763)

Net loss available to common stockholders	($13,335)	($10,442)	($50,859)	($34,789)

Net loss per common share — basic and diluted	($0.46)	($0.58)	($1.91)	($1.95)
Weighted-average shares outstanding — basic and diluted	28,819	17,915	26,571	17,852

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	(Unaudited)
	September 30, 2006	December 31, 2005
Cash and short-term investments	$47,621	$51,112
Total current assets	48,373	52,254
Total assets	85,480	95,839
Current portion of deferred revenue	2,667	3,429
Other current liabilities	20,184	17,814
Long-term liabilities	16,074	17,179
Stockholders’ equity	46,555	57,417

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Acusphere Inc. Contact:
John F. Thero	Investors:
Sr. Vice President and CFO	Tel: (617) 925-3444
Email: IR@acusphere.com
Stephen Schultz	Media: (617) 648-8800
Director, Corporate Communications
(617) 648-8800